Investor Fact Sheet
Ticker Symbol: NASDAQ: CEMI
www.chembio.com

Business Summary & Investment Highlights

Chembio Diagnostics, Inc., (Chembio), through its wholly-owned subsidiary Chembio Diagnostic Systems, Inc. develops, manufactures, licenses and markets point-of-care testing (POCT) products. Chembio created and patented a new revolutionary technology called Dual Path Platform (DPP®). The technology is addressing critical market requirements in the infectious diseases testing market and other growing markets. Products under development, both OEM and branded, are anticipated to create significant new revenue streams that will add to Chembio’s core business of rapid HIV tests.

•	Four Consecutive Years of Profitability and Revenue Growth

•	Strategy is to create core business of public health and women’s health products to be complemented by OEM and selected out-licensing opportunities.

•	Robust pipeline of POCT products for infectious diseases based on Chembio’s patented DPP® technology.

•
Products developed on DPP® platform include oral fluid HIV test approved by FDA in December 2012.   Unique Syphilis tests will be submitted and undergoing US FDA regulatory evaluations in 2013.  Several other products and collaborations in pipeline.

•	Unique opportunity to participate in nascent U.S. market for OTC HIV tests with multiple product offerings.

•	Five DPP® products approved in Brazil during 2010-11 are anticipated to generate revenues into 2013.

Selected Financial Information

Stock Information
Ticker Symbol: CEMI
Price 2/28/2013:   $5.48
52 Week High:   $5.80
52 Week Low: $3.52
Outstanding Shares (MM): 8.09
Market Capitalization (MM): $44.31
Fully Diluted (FD) Shares (MM): 8.80
Management Holding-FD (MM): 1.62
Average Daily Vol. (3 Mos):  39,000

Major Beneficial Holders Beneficial Shares Owned (MM)
Lawrence Siebert: 891
Wellington Management Company, LLP: 671

Balance Sheet Data ($000s)	Dec’12	Dec ‘11
Cash	$2,952	$ 3,011
Accts. Receivable	4,821	2,998
Inventories	2,488	2,300
Other Current Assets	747	682
Total Current Assets	11,008	8,991
Net Fixed Assets	1,428	1,062
Other Assets	4,899	5,432
Total Assets	17,335	15,486
Total Current Liab.	3,378	2,858
Total Other Liab.	82	133
Total Liabilities	3,460	2,991
Total Equity	13,875	12,495
Total Liabilities & Stockholders’ Equity	$17,335	$15,486

Selected Comparative Historical Financial Data

	For the Year Ended:
$(000s)	2012	2011	2010	2009	2008
Total Revenues	$25,611	$19,388	$ 16,705	$13,834	$11,050
Cost of sales	14,821	9,998	8,604	7,974	7,198
Gross Profit	10,790	9,390	8,101	5,860	3,852
	42.1%	48.4%	48.5%	42.4%	34.9%
R&D Expense	4,486	4,878	2,586	2,884	2,605
SG&A Expense	4,852	3,424	2,941	2,659	3,317
Operating Income	1,452	1,088	2,574	317	(2,071)
Other Inc. (Expense)	(1)	(12)	(15)	(8)	122
Net Income -PreTax	1,451	1,076	2,559	309	(1,949)
Inc. Tax(Ben.) Prov.	509	(5,133)	-	-	-
Net Income (Loss)	$942	$6,209	$2,559	$309	$ (1,949)
Net Income(Loss) - per Share	$0.11	$0.10	$ 0.04	$ 0.00	$ (0.25)
Wt. Avg. No. Shares (MM)	8.615	63.328	62.103	61.946	7.658
Working capital	$7,630	6,134	$ 4,560	$ 1,494	$1,664
Total assets	17,335	15,486	9,086	6,315	5,915
Total liabilities	3,460	2,991	3,277	3,227	3,338
Equity	13,875	12,495	5,809	3,088	2,577

Chembio Diagnostics, Inc.	Investor Relations	Company Contact
3661 Horseblock Road	Lippert-Heilshorn & Associates	Susan Norcott
Medford, NY 11763	Anne-Marie Fields, Vice President	631-924-1135 x125
Ph. 631-924-1135	(212) 838-3777	snorcott@chembio.com
Fax 631-924-2065	AFields@lhai.com
www.chembio.com

PAGE 2 – See Graphics

DPP® Technology
Competitive Advantages For POC Testing

• Improved Sensitivity - enabled by more efficient binding method
• Easier Multiplexing - due to even and direct distribution of sample to multiple test lines
• Enhanced Sample Control - as result of independent sample migration path
• Clearer Results - efficient binding allows for improved functionality of instruments for reading and reporting of qualitative or quantitative results

Chembio’s Dual Path Platform (DPP®) Patented in 2007  (see graphic)

Chembio’s Lateral Flow Rapid HIV Tests Marketed Exclusively in the USA by Alere North America, Inc.

Senior Management Team
Lawrence A. Siebert, Chairman & CEO, over 25 years of management and financing experience
Richard J. Larkin, CFO, over 25 years of operational and financial experience
Javan Esfandiari, SVP R&D, over 15 years of experience in development of in-vitro point-of- care products

Independent Members of Board of Directors
Katherine Davis - Former Lieutenant Governor and numerous other leadership positions for the State of Indiana; former senior executive of Cummins, Inc. (NYSE:CMI)
Dr. Barbara DeBuono – Former New York Commissioner of Health and Rhode Island Director of Health; other positions in domestic and international medical services
Dr. Peter Kissinger – Has founded and/or led 3 biotechnology and/or biomedical technology companies, including a publicly-traded NASDAQ company
Dr. Gary Meller - Broad experience in medical and information technology and pharmaceutical product development

Except for the historical information contained herein, the matters discussed in this document are forward-looking statements, the accuracy of which is subject to risks and uncertainties. Please refer to Chembio Diagnostic’s Inc. most recent Form 10-K and Forms 10-Q for additional information about the Company and related risks. –Mar.2013.